Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris William Lyon Homes (949) 833-3600

WILLIAM LYON HOMES REPORTS NEW HOME ORDERS,

CLOSINGS AND BACKLOG

NEWPORT BEACH, CA—January 16, 2007—William Lyon Homes announced today preliminary new home orders, closings and backlog information for the three and twelve months ended December 31, 2006.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Number of new home orders:
California	335	290	1,402	2,132
Arizona	45	88	388	542
Nevada	124	82	412	647

	504	460	2,202	3,321

Average number of sales locations during period:
California	39	30	34	28
Arizona	6	5	6	5
Nevada	11	9	12	8

	56	44	52	41

Number of homes closed:
California	576	1,069	1,778	2,003
Arizona	217	191	593	628
Nevada	145	208	516	565

	938	1,468	2,887	3,196

	December 31,
	2006	2005
Backlog of homes sold but not closed at end of period:
California	355	731
Arizona	191	396
Nevada	60	164

	606	1,291

New home orders for the three months ended December 31, 2006 were 504, an increase of 10% as compared to 460 for the three months ended December 31, 2005. New home orders for the twelve months ended December 31, 2006 were 2,202, a decrease of 34% as compared to 3,321 for the twelve months ended December 31, 2005.

The Company’s new home orders for the three and twelve months ended December 31, 2006 include 71 and 291 homes from joint venture communities, respectively, compared to 61 and 566 homes from joint venture communities for the three and twelve months ended December 31, 2005, respectively.

The Company’s number of new home orders per average sales location decreased to 9.0 for the three months ended December 31, 2006 as compared to 10.5 for the three months ended December 31, 2005. The Company’s number of new home orders per average sales location decreased to 42.3 for the twelve months ended December 31, 2006, as compared to 81.0 for the twelve months ended December 31, 2005.

The Company’s cancellation rate for the three months ended December 31, 2006 was 35%, compared to 31% for the three months ended December 31, 2005 and an improvement when compared to 39% for the three months ended September 30, 2006. The Company’s cancellation rate for the twelve months ended December 31, 2006 was 33%, compared to 16% for the twelve months ended December 31, 2005.

The number of homes closed during the three months ended December 31, 2006 was 938, a decrease of 36%, compared to 1,468 for the three months ended December 31, 2005. The number of homes closed during the twelve months ended December 31, 2006 was 2,887, a decrease of 10% as compared to 3,196 for the twelve months ended December 31, 2005.

The Company’s backlog of homes sold but not closed was 606 at December 31, 2006, a decrease of 53% as compared to 1,291 at December 31, 2005.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at December 31, 2006 had 53 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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